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                                                                   Exhibit 99.1

March 27, 2002

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

   As required by the Securities and Exchange Commission's recent Release 33-8070, we hereby confirm that Advance Stores Company, Incorporated (the "Company") has received a representation letter from the Company's independent accountants Arthur Andersen LLP ("Arthur Andersen") related to their firm's ability to comply with professional standards regarding the Company's audit.

   Arthur Andersen has represented that the audit work performed on the Company's financial statements as of and for the year ended December 29, 2001 was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was performed and supervised in accordance with professional standards, there was appropriate continuity of their personnel working on the engagement and their national office was available for consultation as necessary. There were no personnel used from foreign affiliates of Arthur Andersen on this engagement.

Sincerely,

/s/  Jeffrey T. Gray

Jeffrey T. Gray
Senior Vice President and Controller

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